Exhibit 99.1

       Porter Bancorp Expands to Bowling Green, Kentucky Market

                   Local Banking Team Joins PBI Bank


    LOUISVILLE, Ky.--(BUSINESS WIRE)--March 5, 2007--Porter Bancorp, Inc. (NASDAQ: PBIB) announced today that PBI Bank plans to open a loan production office in Bowling Green, Kentucky. The Company also announced that it has hired a Bowling Green based team of bankers to staff the office. The Bowling Green office is expected to open this month.

    "Bowling Green is one of the fastest growing markets in the state and is contiguous to our existing markets," noted Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. "We are excited about launching our Bowling Green office with an experienced staff of bank executives who are based in Bowling Green.

    "Kirk P. Pierce will join PBI Bank as Community President of Warren County and will head our new loan production office. He previously served as community president of a competing institution and has a strong following in the market. Brent Fackler will also join PBI Bank as a Senior Vice President. He previously served as a vice president of a competing institution and also has a strong following in the market. We expect to support operations in Bowling Green by leveraging our branch in nearby Glasgow, Kentucky. Longer term, we plan to expand Bowling Green into a full service banking office.

    "The addition of the Bowling Green market follows our strategic plans that are focused on the faster growing markets on the I-65 corridor. The Bowling Green office will fill a major piece of our service map and is complementary with our surrounding markets. With the addition of Bowling Green in Warren County, we will have six contiguous counties in the immediate area, providing us with additional leverage for building our loan and deposit network," concluded Ms. Bouvette.

    About Porter Bancorp, Inc.

    Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the seventh largest independent banking organization based on total assets domiciled in the Commonwealth of Kentucky. Through Porter's subsidiary PBI Bank, it operates banking offices in Louisville and 12 other Kentucky communities located along central Kentucky's Interstate 65 corridor, which runs through Louisville and central Kentucky, and connects Chicago and Indianapolis to Nashville and Atlanta. Porter Bancorp's common stock is traded on the Nasdaq Global Market under the symbol "PBIB."

    Forward-Looking Statement

    Statements in this press release relating to Porter Bancorp's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations. Porter Bancorp's actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the "Risk Factors" section of the Company's Form S-1 Registration Statement (Reg. No. 333-133198) and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

    PBIB-G

    CONTACT: Porter Bancorp, Inc.
             Maria L. Bouvette, President & CEO, 502-499-4800